AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Registration Rights Agreement, dated as of February 4, 2014 (the “Agreement”), by and between PLANDAÍ BIOTECHNOLOGY, INC., a Nevada corporation (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (the “Investor”), is entered into as of February 19, 2014 (the “Amendment Date”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Recitals

Whereas, Section 10 of the Agreement provides that the Agreement may be amended by a written instrument signed by the Company and the Investor, provided that the Agreement may not be amended by the parties from and after the date that is one Business Day immediately preceding the filing of the Registration Statement with the SEC;

Whereas, the Company has not filed the Registration Statement with the SEC and shall not file the Registration Statement with the SEC until at least one Business Day has elapsed after the Amendment Date in accordance with Section 10 of the Agreement; and

Whereas, the Company and the Investor now desire to amend the Agreement as set forth herein.

Agreement

Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Agreement and this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.               Amendment of Section 2(a). Effective as of the Amendment Date, the first sentence of Section 2(a) of the Agreement shall be amended and replaced with the following:

“The Company shall, within thirty (30) calendar days after the date hereof, file with the SEC an initial Registration Statement covering the maximum number of Registrable Securities as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Investor under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices), as mutually determined by both the Company and the Investor in consultation with their respective legal counsel, subject to the aggregate number of authorized shares of the Company’s Common Stock then available for issuance in its Articles of Incorporation.”

2. Continuing Effect of Agreement. Except as expressly set forth in this Amendment, all other provisions of the Agreement remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the internal procedure and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state.

4. Counterparts. This Amendment may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

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In Witness Whereof, the parties hereto have caused this Amendment No. 1 to the Agreement to be executed and delivered as of the Amendment Date.

PLANDAÍ BIOTECHNOLOGY, INC.
By: /s/ Roger Duffield Name: Roger Duffield Title: Chief Executive Officer

LINCOLN PARK CAPITAL FUND, LLC BY: LINCOLN PARK CAPITAL, LLC BY: ROCKLEDGE CAPITAL CORPORATION By: /s/ Josh Scheinfeld Name: Josh Scheinfeld Title: President

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